Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

Sanders Morris Harris Group Announces Agreement

to Sell its Ownership Interests in Salient Partners and

its Endowment Fund Affiliates for $95 Million

HOUSTON, September 2, 2008 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that it has reached definitive agreements with Salient Partners, L.P. and Endowment Advisers, L.P., and its affiliates, the manager of The Endowment Fund, which provide for Salient and Endowment Advisers to purchase SMHG’s interests in such entities for a total of $95 million.

As announced previously, in May, SMHG and Salient began an appraisal process relating to Salient’s and Endowment Advisers’ option to acquire SMHG’s 50% interest in Salient Partners and its 23% interest in Endowment Advisers. The option was granted as part of the Company’s 2003 purchase of the interests for $16 million.

The terms of the agreement provide that Endowment Advisers will pay SMHG annually the greater of $12 million in priority to other distributions, or 23% of total distributions, until the Company has received a total of $86 million plus 6% per annum. SMHG will receive an additional $9 million note for its 50% interest in Salient Partners, payable with interest over a five-year period.

“The Company is very pleased with this transaction,” said Ben T. Morris, Chief Executive Officer. “The proceeds will help us to further diversify our earnings sources without the uncertainty inherent in an appraisal. Our relationship with Salient has been and continues to be excellent. We will continue to make the Salient investment products available to our clients. The proposed transaction is an excellent outcome for Sanders Morris Harris Group, for Salient and for Endowment Advisers.”

Further detailed information relating to the sale can be found on the Current Report on Form 8-K to be filed by the Company.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services company that manages $11 billion in client assets. It has two primary businesses. Asset/Wealth Management, the largest, provides highly regarded wealth advisory and asset management services to individuals and institutions. The other, Capital Markets, offers investment banking, institutional brokerage, trading, and research to a variety of institutions and middle market companies. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has over 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company’s control, include, but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company’s services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company’s services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.